Exhibit 99.2

NEWS RELEASE

Natera Announces Pricing of Follow-On Offering

SAN CARLOS, Calif., October 16, 2019—Natera, Inc. (Nasdaq: NTRA), a global leader in cell-free DNA testing, today announced the pricing of its underwritten public offering of 5,714,286 shares of its common stock at a price to the public of $35.00 per share. Closing of the offering is expected to occur on October 21, 2019, subject to customary closing conditions. In addition, Natera has granted the underwriters a 30-day option to purchase up to an additional 857,142 shares of its common stock from Natera at the public offering price less the underwriting discounts and commissions.

J.P. Morgan, Morgan Stanley, Cowen and Piper Jaffray are acting as joint book-running managers for the offering. Baird and Craig-Hallum Capital Group are acting as co-managers for the offering.

The securities described above are being offered pursuant to an automatically effective shelf registration statement on Form S-3 that was filed with the U.S. Securities and Exchange Commission on October 15, 2019.  The offering is being made only by means of an effective registration statement, including a preliminary prospectus and, when available, final prospectus, copies of which may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by telephone at (866) 803-9204; Morgan Stanley & Co. LLC, c/o Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; or Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN, 55402, Attn: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Natera

Natera is a global leader in cell-free DNA testing. The mission of the company is to change the management of disease worldwide with a focus on reproductive health, oncology, and organ transplantation. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers proprietary genetic testing services to inform physicians who care for pregnant women, oncologists, and cancer researchers, including bio pharmaceutical companies, and genetic laboratories through its cloud-based software platform.

Natera Contacts

Investor Relations: Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media: Allison Rogan, Natera, Inc., 650-468-3250, pr@natera.com